The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-160674

Subject to Completion. Dated September 21, 2009.

Preliminary Prospectus Supplement to Prospectus dated July 17, 2009

300,000 Shares

Tenet Healthcare Corporation

    % Mandatory Convertible Preferred Stock

We are offering 300,000 shares of our     % mandatory convertible preferred stock.

Quarterly dividends on each share of the mandatory convertible preferred stock will accrue at a rate of     % per year on the liquidation preference of $1,000 per share. Dividends will accrue and accumulate from September    , 2009, and, to the extent that we declare a dividend payable, we will pay dividends in cash on January 1, April 1, July 1 and October 1 of each year through, and including, October 1, 2012.

Each share of the mandatory convertible preferred stock has a liquidation preference of $1,000, plus an amount equal to accrued, accumulated and unpaid dividends.

Each share of the mandatory convertible preferred stock will automatically convert on October 1, 2012 into             between             and             shares of our common stock, subject to anti-dilution adjustments, depending on the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date, subject to certain conditions. At any time prior to October 1, 2012, holders may elect to convert shares of the mandatory convertible preferred stock at the minimum conversion rate of             shares of our common stock, subject to anti-dilution adjustments. If holders elect to convert shares of the mandatory convertible preferred stock during a specified period in connection with a make-whole event (as described herein), the conversion rate will be adjusted under certain circumstances and holders will also be entitled to receive a make-whole amount (as described herein) in cash, common stock or a combination thereof (as elected by us).

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We do not intend to list the mandatory convertible preferred stock on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “THC.” The last reported sale price of our common stock on September 18, 2009 was $5.61 per share.

See “Risk Factors” on page S-12 of this prospectus supplement and page 1 of the accompanying prospectus to read about factors you should consider before buying shares of the mandatory convertible preferred stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to the public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent the underwriters sell more than 300,000 shares of the mandatory convertible preferred stock, the underwriters have the option to purchase up to 45,000 additional shares from us at the initial price to the public less the underwriting discount, within 30 days from the date of the final prospectus supplement.

The underwriters expect to deliver the mandatory convertible preferred stock against payment in New York, New York on or about September     , 2009.

Sole Book-Running Manager

Goldman, Sachs & Co.

Barclays Capital

Moelis & Company	Wells Fargo Securities

Prospectus Supplement dated September     , 2009

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
RISK FACTORS	1
FORWARD-LOOKING STATEMENTS	2
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2
USE OF PROCEEDS	3
DESCRIPTION OF SECURITIES	3
DESCRIPTION OF CAPITAL STOCK	4
PLAN OF DISTRIBUTION	5
VALIDITY OF THE SECURITIES	5
EXPERTS	5
WHERE YOU CAN FIND MORE INFORMATION	6
INCORPORATION BY REFERENCE	6

You should rely only on the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement under the heading “Incorporation by Reference” and in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the mandatory convertible preferred stock or possession or distribution of this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

References in this prospectus supplement to “Tenet,” “we,” “us” and “our” are to Tenet Healthcare Corporation, a Nevada corporation, and its consolidated subsidiaries, unless we indicate or the context requires otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical or present facts, that address activities, events, outcomes, business strategies and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements represent management’s current belief, based on currently available information, as to the outcome and timing of future events. They involve known and unknown risks, uncertainties and other factors—many of which we are unable to predict or control—that may cause our actual results, performance or achievements, or health care industry results, to be materially different from those expressed or implied by forward-looking statements. Such factors include, but are not limited to, the following risks, many of which are described in the “Risk Factors” section of this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and other documents specifically incorporated by reference herein:

•

A reduction in the payments we receive from managed care payers as reimbursement for the health care services we provide and difficulties we may encounter collecting amounts owed from managed care payers;

•

Changes in the Medicare and Medicaid programs or other government health care programs, as a result of national health care reform or otherwise, including modifications to patient eligibility requirements, funding levels or the method of calculating payments or reimbursements;

•	Volumes of uninsured and underinsured patients, and our ability to satisfactorily and timely collect our patient accounts receivable;

•	Competition;

•

Our ability to attract and retain employees, physicians and other health care professionals, and the impact on our labor expenses from union activity and the shortage of nurses and physicians in certain specialties and geographic regions;

•	The geographic concentration of our licensed hospital beds;

•	Changes in, or our ability to comply with, laws and government regulations;

•	Our ability to execute our operating strategies and the impact of other factors on our initiatives;

•	Trends affecting our actual or anticipated results that lead to charges adversely affecting our results of operations;

•	The effect on our business of the recent worldwide financial and credit crisis;

•	Our relative leverage and the amount and terms of our indebtedness;

•	Our ability to identify and execute on measures designed to save or control costs or streamline operations;

•	The availability and terms of debt and equity financing sources to fund the requirements of our business;

•	Changes in our business strategies or development plans;

•	The impact of natural disasters, including our ability to operate facilities affected by such disasters;

•	The ultimate resolution of claims, lawsuits and investigations;

•	Technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care services;

•	Various factors that may increase supply costs;

•	The soundness of our investments in short-term bond funds, auction rate securities and other investments;

•	The creditworthiness of counterparties to our business transactions;

•	Adverse fluctuations in interest rates and other risks related to interest rate swaps or any other hedging activities we undertake;

•	National, regional and local economic and business conditions; and

•	Demographic changes.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and, therefore, disclaim any resulting liability for potentially related damages. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference. Please read “Risk Factors” for more information about important risks that you should consider before investing in the mandatory convertible preferred stock.

Our Company

Tenet Healthcare Corporation is an investor-owned health care services company whose subsidiaries and affiliates principally operate general hospitals and related health care facilities. All of Tenet’s operations are conducted through its subsidiaries. Additional information about Tenet can be found on our website at www.tenethealth.com. Information on our website is not incorporated by reference into and is not a part of this prospectus supplement, the accompanying prospectus or our other securities filings.

We were incorporated in the state of Nevada in 1975. Our principal executive offices are located at 13737 Noel Road, Dallas, Texas 75240, and our telephone number at that address is (469) 893-2200.

The Offering

The following summary contains basic information about the mandatory convertible preferred stock and this offering and is not intended to be complete. It does not contain all the information that is important to you. For more information about the mandatory convertible preferred stock, you should read the section of this prospectus supplement entitled “Description of the Mandatory Convertible Preferred Stock.”

Issuer	Tenet Healthcare Corporation, a Nevada corporation.

Securities offered	300,000 shares of % mandatory convertible preferred stock.

Initial offering price	$1,000 per share of mandatory convertible preferred stock.

Over-allotment option	To the extent the underwriters sell more than 300,000 shares of our mandatory convertible preferred stock, the underwriters have the option to purchase up to 45,000 additional shares of our mandatory convertible preferred stock from us at the initial offering price, less underwriting discounts, within 30 days from the date of the final prospectus supplement.

Dividends	% of the liquidation preference of $1,000 per share of our mandatory convertible preferred stock per year. If declared, dividends will be payable quarterly on each dividend payment date to holders of record on the fifteenth calendar day of the month prior to the month in which such dividend payment date occurs, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from September , 2009. To the extent we declare dividends payable, subject to certain limitations, we will pay declared dividends, at our option, in cash, common stock or any combination of cash and common stock. The dividend payable on the first dividend payment date, if declared, will be $ per share and on each subsequent dividend payment date, if declared, will be $ per share. Accumulated and unpaid dividends for any past dividend periods may be declared and paid at any time to holders of record not more than 60 nor less than 10 days immediately preceding such payment date and will not bear interest. See “Description of the Mandatory Convertible Preferred Stock—Dividends.”

Dividend payment dates	If declared, January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2010 and ending on October 1, 2012, the mandatory conversion date.

Redemption	Our mandatory convertible preferred stock is not redeemable.

Mandatory conversion date	October 1, 2012.

Mandatory conversion	On the mandatory conversion date, each share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock based on the conversion rate as described below.

In addition, we will pay converting holders, for each share of mandatory convertible preferred stock they convert, an amount of cash, common stock, or a combination thereof (as elected by us) equal to the amount of all accumulated and unpaid dividends that have not been declared for all dividend periods up to and including the mandatory conversion date, subject to certain adjustments and limitations and calculated as described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion.”

Conversion rate	The conversion rate will be not more than shares of our common stock per share of mandatory convertible preferred stock and not less than shares of our common stock per share of mandatory convertible preferred stock, depending on the applicable market value of our common stock, as described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion,” subject to certain anti-dilution adjustments as described under “Description of the Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments.”

The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, based on the applicable market value of our common stock on the mandatory conversion date.

Applicable Market Value	Conversion Rate
Less than $	shares of common stock

Greater than or equal to $ and less than or equal to $	$1,000 divided by the applicable market value

Greater than $	shares of common stock

Conversion at the option of the holder	Other than during a make-whole conversion period, at any time prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option, if applicable, you may elect to convert your mandatory convertible preferred stock, in whole or in part, into shares of our common stock at the minimum conversion rate, subject to adjustment, as described under “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

In addition, we will pay converting holders, for each share of mandatory convertible preferred stock they convert, a number of additional shares of our common stock equal to the amount of all accumulated and unpaid dividends on a share of our mandatory convertible preferred stock that have not been declared prior to the optional conversion date, subject to certain adjustments and limitations and calculated as described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.”

Conversion upon make-whole event; dividend make-whole amount	If a make-whole event occurs prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option, if applicable, holders of the mandatory convertible preferred stock will have the right to convert their shares into shares of our common stock at the then-applicable make-whole conversion rate (as defined below) during the period beginning on the make-whole effective date (as defined below) and ending on the date that is 20 business days after the make-whole effective date (or, if earlier, the mandatory conversion date).

In addition, we will pay converting holders, for each share of mandatory convertible preferred stock they convert, an amount of cash, common stock, or a combination thereof (as elected by us) equal to the sum of (1) all accrued, accumulated and unpaid dividends on a share of our mandatory convertible preferred stock as of the applicable make-whole effective date and (2) the present value, as of such make-whole effective date, of all remaining dividend payments on a share of our mandatory convertible preferred stock through, and including, the mandatory conversion date, subject to certain adjustments and limitations and calculated as described under “Description of the Mandatory Convertible Preferred Stock—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount.”

Conversion at our option upon certain reorganization events

If a reorganization event as described in the first, second or fourth bullets of the definition thereof set forth under “Description of the Mandatory Convertible Preferred Stock—Conversions After Reorganization Events” with a person who is not an affiliate of ours is anticipated to occur in which (1) we are not the surviving entity and (2) the shares of our mandatory convertible preferred stock cannot become shares of the surviving entity with, in respect of such surviving entity, the same rights, preferences and voting powers as our mandatory convertible preferred stock has with respect to us, then, subject to certain conditions as described in “Description of the Mandatory Convertible Preferred Stock—Conversion at Our Option Upon Certain Reorganization Events,” we may elect to cause the conversion of all of our mandatory convertible preferred stock then outstanding.

As a result of such a conversion, each holder of our mandatory convertible preferred stock will receive, for each share converted, (1) an amount of reference property, calculated as if such reorganization event were a make-whole event with the “make-whole effective date” being the effective date of the reorganization and the “make-whole market value” being the fair market value of the reference property payable per share of our common stock in the reorganization event, and (2) an amount of cash equal to the “make-whole amount,” calculated as if such reorganization event were a make-whole event with the “make-whole effective date” being the effective date of the reorganization, except with the discount rate for the present value calculation equal to 2.0%. See “Description of the Mandatory Convertible Preferred Stock—Conversion at Our Option Upon Certain Reorganization Events.”

Anti-dilution adjustments	Each of the conversion rate, the fixed conversion rates, the initial price, the threshold price, the applicable market value, the average price, the early conversion market value and the make-whole market value will be adjusted solely for the events described in “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Liquidation preference	$1,000 per share of mandatory convertible preferred stock, plus an amount equal to the sum of all accrued, accumulated and unpaid dividends.

Voting rights	Except as required by Nevada law and our amended and restated articles of incorporation, which will include the certificate of designation for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights. If and whenever an amount equal to six quarterly dividends, whether or not consecutive, payable on the mandatory convertible preferred stock, is not paid or otherwise declared and set aside for payment, then, immediately prior to the next annual meeting or special meeting of stockholders of our company, the number of directors constituting our board will be automatically increased by two and the holders of the mandatory convertible preferred stock (voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable) will be entitled at the next annual meeting of our stockholders (or at a special meeting called for that purpose, if earlier) to elect two directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the mandatory convertible preferred stock has been fully paid or set aside for payment.

The terms of the mandatory convertible preferred stock require the affirmative consent of holders of at least two-thirds of the outstanding mandatory convertible preferred stock, voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable, for the issuance or increase in the authorized amount of any class or series of stock ranking senior to the mandatory convertible preferred stock as to dividend rights or distribution rights upon liquidation, winding-up or dissolution. In addition, we will not amend, alter or repeal provisions of our amended and restated articles of incorporation or of the resolutions contained in the certificate of designation so as to amend, alter or adversely affect any power, preference or special right of the outstanding mandatory convertible preferred stock or holders thereof without the affirmative vote of not less than two-thirds of the outstanding mandatory convertible preferred stock voting separately as a class. See “Description of the Mandatory Convertible Preferred Stock—Voting Rights.”

Each holder of shares of mandatory convertible preferred stock shall have one vote for each share held. So long as any shares of the mandatory convertible preferred stock remain outstanding, we will not issue any parity stock with more than one vote per $1,000 of liquidation preference of the parity stock if we confer on the parity stock like voting rights to the mandatory convertible preferred stock. In any case where the holders of the mandatory convertible preferred stock are entitled to vote as a class with holders of parity stock or other classes or series of preferred stock, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to our common stock and each class or series of our capital stock that has terms that provide that such class or series will rank junior to the mandatory convertible preferred stock;

•	on a parity with each class or series of our capital stock that has terms that provide that such class or series will rank on a parity with the mandatory convertible preferred stock;

•

junior to each class or series of our capital stock (other than our common stock) with terms that do not expressly provide that such class or series ranks junior to or on a parity with the mandatory convertible preferred stock; and

•	junior to our existing and future indebtedness.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $290 million (approximately $334 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses. We will use the net proceeds from this offering for repurchases of our outstanding senior notes through public or privately negotiated transactions. See “Use of Proceeds.”

Common stock to be outstanding after the closing of this offering	481,100,029 shares. The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 481,100,029 shares of our common stock outstanding as of September 18, 2009. This number excludes shares issuable pursuant to an aggregate of approximately 29,883,518 shares issuable upon exercise of outstanding stock options and the automatic vesting of restricted stock units. This number also excludes any shares of common stock issuable upon conversion of the mandatory convertible preferred stock offered hereby. The maximum number of shares of our common stock into which the mandatory convertible preferred stock is convertible is shares ( shares if the underwriters exercise their option to purchase additional shares in full), subject to anti-dilution adjustments.

Material United States federal income tax considerations	The material U.S. federal income tax considerations involved in purchasing, owning and disposing of the mandatory convertible preferred stock and any shares of our common stock received upon its conversion are described in “Material United States Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax considerations involved in owning our mandatory convertible preferred stock and common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing	We do not intend to list the mandatory convertible preferred stock on any securities exchange.

Book-entry, delivery and form	Initially, the mandatory convertible preferred stock will be issued in global form, represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Common stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol “THC.”

Common stock dividend policy	We have not paid cash dividends on our common stock since the first quarter of fiscal year 1994, and we do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain earnings, if any, for the future operation and development of our business. In addition, our senior secured revolving credit agreement contains provisions that limit or prohibit the payment of cash dividends on our common stock.

Risk factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 1 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the mandatory convertible preferred stock.

RISK FACTORS

Before deciding whether to purchase shares of our mandatory convertible preferred stock, you should carefully consider the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Realization of any or all of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects. Further, the trading price of the mandatory convertible preferred stock could decline due to any of these risks, and you may lose all or part of your investment.

Because each share of our mandatory convertible preferred stock will automatically convert on October 1, 2012 into shares of our common stock, the trading market for our mandatory convertible preferred stock is likely to be heavily influenced by the same factors that affect the trading market for our common stock, even prior to conversion. Of course, after conversion, a purchaser of mandatory convertible preferred stock in this offering will bear all the risks borne by holders of our common stock, including those described below. See “ —Risks Relating to Our Common Stock.”

Risks Relating to the Company

We cannot predict the effect that health care reform, if any, and other changes in government programs may have on our business, financial condition, results of operations or cash flows.

National health care reform is a focus at the federal level, and Congress is currently considering a number of proposals that may significantly impact the health care industry. Among other things, these proposals intend to decrease the number of uninsured legal U.S. residents and reduce health care costs. Various mechanisms to fund health care reform legislation are being considered, including proposals that could reduce hospital reimbursement or otherwise adversely affect our revenues, and various mechanisms to control healthcare costs are being considered, including proposals that could impose new information technology requirements upon our hospitals or otherwise increase our operating costs. Several states are also considering health care reform measures. We cannot predict what form health care reform will take, or if significant health care reform in the near term will take place at all. While federal or state health care reform could adversely affect our business, financial condition, results of operations or cash flows, a decision by Congress not to enact significant health care reform in the near term could also have a negative impact on investor sentiment about companies in the health care industry and, therefore, adversely affect the trading price of our common stock.

The focus on health care reform may also increase the likelihood of material changes to existing government health care programs. A significant portion of both our patient volumes and, as a result, our revenues is derived from government health care programs, principally Medicare and Medicaid. In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to health care providers for certain services under these government programs. Possible future changes in Medicare, Medicaid and other health care programs may reduce reimbursements to health care providers and insurers and may also increase our operating costs, which could have an adverse effect on our business, financial condition, results of operations or cash flows.

For a further discussion these and other risks relating to Tenet, see “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2008.

Risks Relating to Our Mandatory Convertible Preferred Stock

Our board of directors is not required to declare dividends on the mandatory convertible preferred stock.

Our board of directors is not required to declare dividends on our mandatory convertible preferred stock and may decide not to declare dividends. While any unpaid dividends will continue to accrue and accumulate on our mandatory convertible preferred stock, you will not receive any interest on such accumulated dividends.

We may not be able to pay dividends on the mandatory convertible preferred stock.

Our senior secured revolving credit agreement contains covenants that, among other things, may limit our ability to make cash payments on our mandatory convertible preferred stock, and any indentures or other financing agreements we enter into in the future may limit or otherwise restrict our ability to pay dividends on our mandatory convertible preferred stock. In the event that any of our indentures or other financing agreements restrict our ability to make payments on our mandatory convertible preferred stock, we may be unable to pay dividends or to make other payments unless we can refinance amounts outstanding under those agreements. We have no obligation to refinance such amounts, and we may elect to defer dividends on our mandatory convertible preferred stock instead of paying dividends or to pay such dividends in shares of our common stock. If we elect to defer dividends on our mandatory convertible preferred stock, you will not receive any interest on such deferred dividends.

In addition, under Nevada Revised Statutes, we will not be able to pay cash dividends on our mandatory convertible preferred stock if after giving effect to any such distribution (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those of our mandatory convertible preferred stock. Further, even if such conditions would be met after paying the cash dividends on our mandatory convertible preferred stock, we may not have sufficient cash on hand to pay such dividends.

A holder of our mandatory convertible preferred stock bears the risk of any decline in the market value of our common stock between the pricing date for our mandatory convertible preferred stock and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion is not fixed, but instead will depend on the applicable market value, which is the average of the closing prices of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The market value of shares of our common stock on the mandatory conversion date may be less than $            . In that case, upon mandatory conversion of each share of mandatory convertible preferred stock, you will receive shares of our common stock with a market value less than the liquidation preference of the mandatory convertible preferred stock. Accordingly, a holder of mandatory convertible preferred stock assumes the entire risk that the market value of our common stock may decline. Any decline in the market price of shares of our common stock and related decline in the value of the mandatory convertible preferred stock may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the mandatory convertible preferred stock.

Purchasers of our mandatory convertible preferred stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The market value of shares of our common stock that you will receive upon mandatory conversion of our mandatory convertible preferred stock on the mandatory conversion date will exceed the liquidation preference of $1,000 per share of mandatory convertible preferred stock only if the applicable market value of our common stock equals or exceeds the threshold appreciation price of $            . The threshold appreciation price represents an appreciation of approximately     % over $             (subject to adjustment), the closing sale price of our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in our mandatory convertible preferred stock is less than that provided by a direct investment in shares of our common stock.

If the applicable market value of our common stock exceeds $             (subject to adjustment), but is less than the threshold appreciation price, a holder of our mandatory convertible preferred stock will realize no equity appreciation. Furthermore, if the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement.

The trading price of our common stock will directly affect the trading price for our mandatory convertible preferred stock.

We expect that generally the market price of our common stock will affect the market price of our mandatory convertible preferred stock more than any other single factor. See “ —Risks Relating to Our Common Stock.”

The market price of our mandatory convertible preferred stock will be influenced by factors in addition to the trading market of our common stock.

We expect that the market price of our mandatory convertible preferred stock will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the conversion rate. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our mandatory convertible preferred stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our mandatory convertible preferred stock.

You may suffer dilution of the common stock issuable upon conversion of your mandatory convertible preferred stock.

The number of shares of our common stock issuable upon conversion of our mandatory convertible preferred stock is subject to adjustment solely for the events described in “Description of the Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” The number of shares of our common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants or offerings of our common stock for cash or in connection with acquisitions or other transactions, which may reduce the price of our common stock. The terms of our mandatory convertible preferred stock do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of our mandatory convertible preferred stock in engaging in any such offering or transaction.

We may issue additional series of preferred stock that rank equally to the mandatory convertible preferred stock as to dividend payments and liquidation preference, which may negatively impact your investment.

Our amended and restated articles of incorporation and the certificate of designation for the mandatory convertible preferred stock do not prohibit us from issuing additional series of preferred stock that would rank equally to the mandatory convertible preferred stock as to dividend payments and liquidation preference. Including the shares of mandatory convertible preferred stock that we are offering, our amended and restated articles of incorporation provide that we have the authority to issue 2,500,000 shares of preferred stock. The issuance of other series of preferred stock could have the effect of reducing the amounts available to the mandatory convertible preferred stock in the event of our liquidation. It may also reduce dividend payments on the mandatory convertible preferred stock if we do not have sufficient funds to pay dividends on all outstanding mandatory convertible preferred stock and parity stock.

Holders of mandatory convertible preferred stock will have no rights as a common stockholder until they acquire our common stock.

Until you convert your shares of mandatory convertible preferred stock, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after 5:00 p.m., New York City time, on the applicable conversion date. For example, in the event that an amendment is proposed to our amended and restated articles of incorporation or bylaws requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the applicable conversion date, you will not be entitled to vote on the amendment unless it would alter the powers, preferences or rights of the mandatory convertible preferred stock in a manner that would materially adversely affect the rights of holders of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Holders of our mandatory convertible preferred stock will have no voting rights except under limited circumstances.

Holders of our mandatory convertible preferred stock do not have voting rights, except with respect to amendments to our amended and restated articles of incorporation that would alter any power, preference or special right of holders of the mandatory convertible preferred stock, in the case of certain dividend arrearages and except as specifically required by Nevada law. Holders of our mandatory convertible preferred stock will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If and whenever an amount equal to six quarterly dividends, whether or not consecutive, are not paid or otherwise declared and set aside for payment, then, immediately prior to the next annual meeting or special meeting of stockholders, the number of directors constituting our entire board will be automatically increased by two and the holders of the mandatory convertible preferred stock (voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable) will be entitled at the next annual meeting of our stockholders (or special meeting called for that purpose) to elect two directors, subject to certain terms and limitations.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and the capital stock of our subsidiaries held by third parties. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our mandatory convertible preferred stock then outstanding.

You may have to pay taxes with respect to constructive distributions that you do not receive.

The conversion rate of our mandatory convertible preferred stock will be adjusted in certain circumstances. For United States federal income tax purposes, certain adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. Such deemed distribution may be taxable to you, even though you do not actually receive a distribution. If you are a non-U.S. stockholder (as defined in “Material United States Federal Income Tax Considerations”), such deemed distribution may be subject to United States federal income tax at a 30% or reduced treaty rate, collected by withholding. Because the deemed distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against subsequent payments of cash or shares of common stock payable to you.

We may not have sufficient earnings and profits in order for distributions on the mandatory convertible preferred stock to be treated as dividends.

The distributions payable by us on the mandatory convertible preferred stock may exceed our current and accumulated earnings and profits, as calculated for United States federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the distributions that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the mandatory convertible preferred stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment may be unfavorable for corporate holders and certain other holders.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their mandatory convertible preferred stock.

If we are or have been a U.S. real property holding corporation, or USRPHC, at any time within the shorter of the five-year period preceding a disposition of mandatory convertible preferred stock by a non-U.S. stockholder or such stockholder’s holding period of the stock disposed of, such non-U.S. stockholder may be subject to United States federal income tax with respect to gain on such disposition. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. For more information, see “Material United States Federal Income Tax Considerations.”

The make-whole conversion rate and the make-whole amount may not adequately compensate you upon the occurrence of a make-whole event.

If a make-whole event occurs, you may convert your shares of mandatory convertible preferred stock, and we will deliver shares of our common stock calculated at the make-whole conversion rate. We will also pay a make-whole amount intended to compensate you for, among other things, the lost value of future dividends. Although these features are designed to compensate you for the lost option value of your mandatory convertible preferred stock and lost dividends as a result of a make-whole event, they are only an approximation of such lost value and dividends and may not adequately compensate you. Furthermore, the term “make-whole event” applies only to specific types of transactions, and if we engage in other transactions you may not receive any adjustment to the conversion rate or the make-whole amount even though the value of your mandatory convertible preferred stock may be affected.

We may not be able to pay the make-whole amount upon the occurrence of a make-whole event.

The holders of certain series of indebtedness will have the right, upon the occurrence of a change of control as defined in such indebtedness or the indenture relating thereto, subject to certain conditions, to require us to repurchase all or any part of their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and special interest (as defined in such indentures), if any, to the date of repurchase. Because a change of control as defined in the indentures provides for repurchase rights and the definition is different from the definition of a make-whole event under the mandatory convertible preferred stock offered hereby, holders of our indebtedness may have the ability to require us to repay or repurchase those debt obligations before the holders of the mandatory convertible preferred stock convert and receive any cash portion of the make-whole amount in connection with a make-whole event, and we may not have sufficient legally available funds to pay any cash portion of the make-whole amount for all mandatory convertible preferred stock converted in connection with a make-whole event or to pay dividends in the future on mandatory convertible preferred stock that remain outstanding. Even if we have legally available funds, we may not have sufficient cash to pay any cash portion of the make-whole amount.

The mandatory convertible preferred stock has never been publicly traded and may never be publicly traded.

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We do not intend to list the mandatory convertible preferred stock on any securities exchange. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the mandatory convertible preferred stock. However, the underwriters are not obligated to make a market in the mandatory convertible preferred stock and may discontinue market making activities at any time. Accordingly, there can be no assurance that an active trading market will develop, or if developed, that an active trading market will be maintained.

We depend on cash flow from our subsidiaries to meet our obligations.

We conduct all of our operations exclusively through our subsidiaries, and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of dividends on our mandatory convertible preferred stock. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any dividends due on the mandatory convertible preferred stock or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Risks Relating to Our Common Stock

Future sales or issuances of our common stock or securities convertible into our common stock may dilute the ownership interest of common stockholders and adversely affect the market price of our common stock.

As of September 18, 2009, we had 481,100,029 shares of our common stock outstanding and 1,050,000,000 shares authorized for issuance. Future sales or issuances of our common stock or securities convertible into our common stock may dilute the ownership interests of our common stockholders, which may adversely affect the market price of our common stock. In addition, future sales or issuances of substantial amounts of our common stock may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. Moreover, any issuance of our common stock in connection with future acquisitions and the exercise of stockholder options could have the effect of depressing the market price of our common stock.

Furthermore, the market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock;

•

possible sales of shares of our common stock by investors who view the mandatory convertible preferred stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that we expect to develop involving the mandatory convertible preferred stock and our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

The 300,000 shares of mandatory convertible preferred stock being offered in this offering (or 345,000 shares if the underwriters exercise their option to purchase additional shares in full) will have dividend and liquidation preference over our common stock and, in certain circumstances, will have certain voting rights that could adversely affect the rights of holders of common stock.

We do not expect to pay any cash dividends on our common stock for the foreseeable future.

Our board of directors is not required to declare dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. Further, our senior secured revolving credit agreement contains covenants that, among other things, restrict our ability to pay cash dividends on our common stock, and any indentures or other financing agreements we enter into in the future may limit or otherwise restrict our ability to pay cash dividends on our common stock. In the event that any of our indentures or other financing agreements restrict our ability to pay amounts in cash on our common stock, we may be unable to pay cash dividends or make other payments unless we can refinance amounts outstanding under those agreements. We have no obligation to refinance such amounts.

In addition, under Nevada Revised Statutes, we will not be able to pay cash dividends on our common stock if after giving effect to any such distribution (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those of our holders of common stock. Further, even if such conditions would be met after paying the cash dividends on our common stock, we may not have sufficient cash on hand to pay such dividends.

Our corporate documents and Nevada law contain provisions that could discourage, delay or prevent a change in control of our company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.

Provisions in our amended and restated articles of incorporation and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. These provisions include the ability of our board of directors to issue preferred stock with terms that the board of directors may determine (including special voting and dividend rights) without stockholder approval, advance notice requirements for stockholder proposals and nominations, the absence of cumulative voting in the election of directors and limitations on convening stockholder meetings.

We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act at such time as we have 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada, and if we conduct business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444), which prohibits an “interested stockholder” from entering into a “combination” with us, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of our voting stock.

Furthermore, our amended and restated articles of incorporation authorize the issuance of up to 2,500,000 shares of preferred stock with such rights and preferences as may be determined by the board of directors. Our board of directors alone, subject to federal securities laws and Nevada law, may be able to authorize the issuance of preferred stock, which could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of our common stock. This provision could discourage a third party from making a takeover offer and could delay or prevent a change of control. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their common stock.

If we are or have been a USRPHC at any time within the shorter of the five-year period preceding a disposition of common stock by a non-U.S. holder or such holder’s holding period of the stock disposed of, such non-U.S. holder may be subject to United States federal income tax with respect to gain on such disposition. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. For more information, see “Material United States Federal Income Tax Consequences to Non-U.S. Holders of Our Common Stock.”

USE OF PROCEEDS

We expect to receive approximately $290 million of net proceeds from this offering (approximately $334 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated expenses and underwriting discounts. We will use the net proceeds from this offering for repurchases of our outstanding senior notes through public or privately negotiated transactions. Pending application of the proceeds, we will deposit them in an interest bearing account.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization:

•	on an actual basis as of June 30, 2009, and

•	on an as adjusted basis to give effect, as of such date, to:

•

the consummation of this offering at an assumed offering price of $1,000 per share, assuming no exercise of the underwriters’ option to purchase additional shares and after deducting estimated underwriting discounts and estimated offering expenses payable by us, and

•

the application of the estimated net proceeds from this offering as described under the heading “Use of Proceeds,” assuming the repurchase of the amount of our 9.250% Senior Notes due 2015 set forth in the table below.

No adjustments have been made to reflect normal course operations by us or other developments with our business after June 30, 2009, and thus the as adjusted information provided below is not indicative of our actual cash position or capitalization at any date. You should read this table together with our consolidated financial statements and notes thereto that are included in our filings with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Actual	As Adjusted
	(Dollars in Millions)
Cash and cash equivalents	$758	$733

Long-term debt (including current maturities):
Senior secured credit facility(1)	—	—
9.000% Senior Secured Notes due 2015	714	714
10.000% Senior Secured Notes due 2018	714	714
8.875% Senior Secured Notes due 2019	925	925
6.375% Senior Notes due 2011(2)	82	82
6.500% Senior Notes due 2012(2)	90	90
7.375% Senior Notes due 2013	1,000	1,000
9.875% Senior Notes due 2014(2)	100	100
9.250% Senior Notes due 2015(3)	800	500
6.875% Senior Notes due 2031(2)	450	450
Capital leases and mortgage notes	8	8
Unamortized note discounts	(242)	(245)
Fair value adjustment for interest rate swap	(15)	(15)
Total long-term debt (including current maturities)	4,626	4,323

Equity
Mandatory convertible preferred stock, $0.15 par value(4)	—	290
Common stock, $0.05 par value(5)	26	26
Additional paid-in capital	4,457	4,457
Accumulated other comprehensive loss	(31)	(31)
Accumulated deficit	(2,689)	(2,710)
Less common stock in treasury, at cost, 54,722,347 shares at June 30, 2009	(1,477)	(1,477)

Total stockholders’ equity	286	555

Noncontrolling interests	47	47

Total equity	333	602

Total capitalization (including current maturities of long-term debt)	$4,959	$4,925

(1)	At June 30, 2009, there were no borrowings outstanding under the senior secured credit facility, and we had approximately $187.0 million of letters of credit outstanding. Based on our eligible receivables, the borrowing capacity under the senior secured credit facility was $522.0 million at June 30, 2009.

(2)	During July 2009, we completed open market repurchases of approximately $68.4 million aggregate principal amount of our senior notes, consisting of approximately $15 million of our 6.375% Senior Notes due 2011, $32.5 million of our 6.500% Senior Notes due 2012, $0.3 million of our 9.875% Senior Notes due 2014, and $20.5 million of our 6.875% Senior Notes due 2031, for cash of approximately $60.1 million.
(3)	In connection with the repurchase of these notes, we expect to incur a charge in the quarter in which the purchase is consummated equal to the sum of the premium paid over the principal amount of notes purchased and the write-off of unamortized discounts and debt issuance costs associated with the notes (estimated to aggregate approximately $21 million).
(4)	2,500,000 shares authorized. As adjusted reflects 300,000 shares of our mandatory convertible preferred stock, recorded at aggregate liquidation preference less underwriting discounts and estimated expenses, assuming no exercise by the underwriters of their option to purchase additional shares.
(5)	1,050,000,000 shares authorized; 535,538,546 shares issued, actual. Excludes shares of our common stock issuable upon conversion of the mandatory convertible preferred stock and upon exercise of outstanding stock options and vesting of restricted stock units pursuant to our 2001 Stock Incentive Plan and our 2008 Stock Incentive Plan.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our mandatory convertible preferred stock is a new issue for which there is no existing market. We do not intend to list the mandatory convertible preferred stock on any securities exchange.

Our common stock is listed on the New York Stock Exchange under the symbol “THC.” The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of our common stock on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2009
Third Quarter (through September 18, 2009)	$6.07	$2.57
Second Quarter	4.08	1.04
First Quarter	1.48	0.78
Year Ended December 31, 2008
Fourth Quarter	$5.43	$0.99
Third Quarter	6.70	5.19
Second Quarter	6.88	5.16
First Quarter	5.76	4.04
Year Ended December 31, 2007
Fourth Quarter	$6.00	$3.06
Third Quarter	6.80	3.11
Second Quarter	7.80	6.37
First Quarter	7.68	6.18

We have not paid cash dividends on our common stock since the first quarter of fiscal year 1994, and we do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain earnings, if any, for the future operation and development of our business. In addition, our senior secured revolving credit agreement contains provisions that limit or prohibit the payment of cash dividends on our common stock.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred dividends for each of the periods indicated.

	Years Ended December 31,						Six Months Ended June 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)		2008(1)	2009(1)
	(Dollars in Millions)
Ratio of earnings to combined fixed charges and preferred dividends(2)	—	—	—	—	1.1	x	—	1.8	x
Deficiency(3)	$1,483	$374	$1,097	$117	—		$62	—

(1)	We had no preferred securities outstanding during the period and thus paid no preferred dividends.
(2)	As defined by Item 503(d) of Regulation S-K.
(3)	Deficiency represents the amount by which earnings were insufficient to cover fixed charges.

DESCRIPTION OF THE MANDATORY CONVERTIBLE PREFERRED STOCK

The terms of our mandatory convertible preferred stock will be contained in a certificate of designation that will amend and become a part of our amended and restated articles of incorporation. The following description is a summary of the material provisions of the mandatory convertible preferred stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, will define your rights as a holder of shares of mandatory convertible preferred stock. The certificate of designation will be filed in the office of the Nevada Secretary of State and we will include the certificate of designation in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission.

As used in this “Description of the Mandatory Convertible Preferred Stock,” references to “we,” “our” or “us” refer solely to Tenet Healthcare Corporation and not to its subsidiaries. Certain defined terms used in this description are set forth in “—Definitions” below.

General

Under our amended and restated articles of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 2,500,000 shares of preferred stock, par value $.15 per share, in one or more series, with such voting powers or without voting powers, and with such designations, powers, preferences and rights, and qualifications, limitations or restrictions, as will be set forth in the resolutions providing therefor and which are permitted by Nevada Revised Statutes. None of such shares of authorized preferred stock have previously been designated. Please read “Description of Capital Stock” in the accompanying prospectus.

Upon consummation of this offering, we will issue 300,000 shares, or up to 345,000 shares if the underwriters exercise in full their option to purchase additional shares of our mandatory convertible preferred stock. After filing of the certificate of designation in the office of the Nevada Secretary of State and its becoming effective, the shares of mandatory convertible preferred stock and shares of our common stock issuable upon conversion of the mandatory convertible preferred stock, when issued, will be validly issued, fully paid and nonassessable. The holders of shares of mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of our securities.

Ranking

The mandatory convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to our common stock and each class or series of our capital stock that has terms which provide that such class or series ranks junior to the mandatory convertible preferred stock, which we will refer to collectively as “junior stock;”

•

on a parity with each class or series of our capital stock that has terms which provide that such class or series ranks on a parity with the mandatory convertible preferred stock, which we will refer to collectively as “parity stock;”

•

junior to each class or series of our capital stock (other than our common stock) with terms that do not expressly provide that such class or series ranks junior to or on a parity with the mandatory convertible preferred stock, which we will refer to collectively as “senior stock;” and

•	junior to our existing and future indebtedness.

We will not be entitled to issue any senior stock without the approval of the holders of at least two-thirds of the shares of our mandatory convertible preferred stock then outstanding and any class or series of parity stock then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. See “—Voting Rights.”

Dividends

Holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee of our board of directors, out of funds legally available for payment, cumulative dividends at the rate per annum of     % on the liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $             per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as described under “—Method of Payment of Dividends” below. If declared, dividends on the mandatory convertible preferred stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year up to and including the mandatory conversion date, commencing January 1, 2010 (each, a “dividend payment date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from September     , 2009, the first date on which we expect to issue the mandatory convertible preferred stock, whether or not a dividend is declared by our board of directors, or an authorized committee of our board of directors. For purposes of this description, a “dividend period” refers to a period commencing on and including a dividend payment date (or if no dividend payment date has occurred, commencing on and including September     , 2009) and ending on and including the day immediately preceding the next succeeding dividend payment date.

If declared, dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the fifteenth calendar day of the month prior to the month in which such dividend payment date occurs (each, a “record date”), whether or not such holders convert their shares, we elect to convert the shares at our option, or such shares are automatically converted, after 5:00 p.m., New York City time, on a record date and prior to 9:00 a.m., New York City time, on the immediately following dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay. Any declaration by us of a dividend payable on any such dividend payment date shall be made prior to the first day of the calendar month in which such dividend payment date shall occur. Accumulated and unpaid dividends for any past dividend periods may be declared and paid at any time, without reference to any dividend payment date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date, as may be fixed by our board of directors or an authorized committee of our board of directors.

The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year consisting of twelve 30-day months. The initial dividend on the mandatory convertible preferred stock for the first dividend period will be $             per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share) and will be payable, if declared, on January 1, 2010. Each subsequent quarterly dividend on the mandatory convertible preferred stock, when, as and if declared, will be $             per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share). Accumulated dividends on shares of mandatory convertible preferred stock will not bear interest if dividends are paid subsequent to the applicable dividend payment date.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to our mandatory convertible preferred stock. See “Risk Factors—Risks Relating to our Mandatory Convertible Preferred Stock—Our board of directors is not required to declare dividends on the mandatory convertible preferred stock.” Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any indentures, loan agreements or other financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Nevada law. See “Risk Factors—Risks Relating to our Mandatory Convertible Preferred Stock—We may not be able to pay dividends on the mandatory convertible preferred stock.”

Dividends on the mandatory convertible preferred stock will accrue and accumulate if we fail to pay one or more dividends in any amount, whether or not declared and whether or not we are then legally prohibited under Nevada law to pay such dividends. In addition, when dividends are not paid in full upon the shares of mandatory convertible preferred stock, as discussed above, all dividends declared on the mandatory convertible preferred stock and any other parity stock will be paid pro rata so that the amount of dividends so declared on the shares of mandatory convertible preferred stock and on each such other class or series of parity stock shall in all cases bear to each other the same ratio as the amount of accumulated dividends on the shares of mandatory convertible preferred stock and on such class or series of parity stock bear to each other.

For so long as the mandatory convertible preferred stock is outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither we, nor any of our subsidiaries, will redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of the mandatory convertible preferred stock and any parity stock for all preceding dividend periods. As an exception to clause (2), we will be able to redeem, purchase or otherwise acquire for consideration junior stock or parity stock with junior stock and cash for fractional shares of such junior stock or parity stock.

If we are required to withhold on distributions of common stock to a holder (see “Material United States Federal Income Tax Considerations”) and we pay the applicable withholding taxes, we may, at our option, set off any such payment against payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may, at our option, pay any dividend on shares of our mandatory convertible preferred stock:

•	in cash;

•	in shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each dividend payment on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. If we elect to pay all or a portion of a dividend in shares of our common stock, we will give the holders of the mandatory convertible preferred stock notice of such election and of the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock, which notice shall be delivered no later than ten scheduled trading days prior to the payment date for such dividend.

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the average of the closing prices of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the payment date for such dividend (the “average price”).

Notwithstanding the foregoing, in no event will the number of shares of our common stock we deliver in payment of all or a portion of a dividend as described above exceed a number equal to the dividend payment or portion thereof, as applicable, divided by $            , which amount (the “floor price”) represents approximately one-third of the initial price, subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth under “—Anti-dilution Adjustments.” To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and the average price, we will, if we are legally able to do so, pay such excess amount in cash.

In connection with a dividend payment made using any common stock, no fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock, but we will instead pay a cash amount to each holder that would otherwise be entitled to a fraction of a common stock based on the average price.

We may not pay any portion of a dividend on the mandatory convertible preferred stock in shares of our common stock unless the shares of our common stock to be issued and delivered may be publicly resold by holders that are not affiliates of ours without registration under the Securities Act.

Redemption

The mandatory convertible preferred stock will not be redeemable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of us resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of our mandatory convertible preferred stock will be entitled to payment out of our assets available for distribution to stockholders of an amount equal to the liquidation preference per share of mandatory convertible preferred stock held by that holder, plus an amount equal to all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness and senior stock. After payment in full of the liquidation preference and an amount equal to all accumulated and unpaid dividends to which holders of shares of mandatory convertible preferred stock are entitled, holders will not be entitled to any further payment or other participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to our mandatory convertible preferred stock and all other parity stock are not paid in full, holders of our mandatory convertible preferred stock and holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, other securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of us with or into any entity or the consolidation, merger or amalgamation of any entity with or into us will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of us.

We are not required to set aside any funds to protect the liquidation preference of our mandatory convertible preferred stock, although the liquidation preference will be substantially in excess of the $.15 par value of the shares of the mandatory convertible preferred stock.

Voting Rights

The holders of the mandatory convertible preferred stock will have no voting rights except as set forth below or as otherwise required by Nevada law from time to time.

Whenever an amount equal to six quarterly dividends, whether or not consecutive, payable on the mandatory convertible preferred stock, are not paid or otherwise declared and set aside for payment, then, immediately prior to the next annual meeting or special meeting of our stockholders, the number of directors constituting our board will be automatically increased by two and the holders of the mandatory convertible preferred stock (voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of our stockholders (or at a special meeting of our stockholders called for such purpose, whichever is earlier) and each subsequent meeting until all accumulated and unpaid dividends on the mandatory convertible preferred stock up to the most recent quarterly dividend payment date have been fully paid or set aside for payment. The directors elected by the holders of the mandatory convertible preferred stock will not be divided into classes of the board of directors and the term of office of all such directors will terminate immediately upon the termination of the right of the holders of mandatory convertible preferred stock to vote for directors and, upon such termination, the total number of directors constituting the entire board will automatically be reduced by two. Each holder of shares of mandatory convertible preferred stock will have one vote for each share held. At any time after the power to elect directors becomes vested and continuing in the holders of shares of mandatory convertible preferred stock, or if a vacancy exists in the office of the directors elected by the holders of the mandatory convertible preferred stock, the board may, and upon the written request of the holders of record of at least 25% of the outstanding mandatory convertible preferred stock or after the passing of 40 days will, call a special meeting of the holders of the mandatory convertible preferred stock (voting separately as a class with all other parity stock) for the purpose of electing those directors.

So long as any shares of the mandatory convertible preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of mandatory convertible preferred stock outstanding at the time, voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of senior stock ranking senior to the outstanding mandatory convertible preferred stock as to dividends or distributions upon liquidation.

In addition, we will not amend, alter or repeal provisions of our amended and restated articles of incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to amend, alter or adversely affect any power, preference or special right of the outstanding mandatory convertible preferred stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding mandatory convertible preferred stock voting separately as a class; provided that any increase in the amount of the authorized common stock or preferred stock or the creation and issuance of other series of parity stock or junior stock ranking on a parity with or junior to, as applicable, the mandatory convertible preferred stock as to dividends and distributions upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

So long as any shares of the mandatory convertible preferred stock remain outstanding, we will not issue any parity stock with more than one vote per $1,000 of liquidation preference of the parity stock if we confer on the parity stock like voting rights to the mandatory convertible preferred stock. In any case where the holders of the mandatory convertible preferred stock are entitled to vote as a class with holders of parity stock or other classes or series of preferred stock, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Definitions

For purposes of this “Description of the Mandatory Convertible Preferred Stock,” the following terms have the meanings set forth below:

“Applicable market value” means the average of the closing prices per share of our common stock (or any other security, cash or other property which the mandatory convertible preferred stock becomes convertible into in connection with any reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date.

A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

The “closing price” of a share of our common stock (or any other security, cash or other property which the mandatory convertible preferred stock becomes convertible into in connection with any reorganization event) on any trading day means (i) the last reported sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such day reported by the New York Stock Exchange, or, if our common stock (or such other property) is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange on which our common stock (or such other property) is listed, (ii) if our common stock (or such other property) is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that day for our common stock (or such other property) in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization or (iii) if our common stock (or such other property) is not traded on a U.S. national or regional securities exchange or so quoted by Pink OTC Markets Inc. or a similar organization, the market price of our common stock (or such other property) on that day as determined by a nationally recognized independent investment banking firm retained by us for this purpose (which may be one of the underwriters).

The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend, issuance or distribution from the seller of our common stock to its buyer.

A “make-whole event” will be deemed to have occurred if any of the following occurs:

(1) the consummation of any transaction or event (whether by means of liquidation, share exchange, tender offer, consolidation, combination, recapitalization, reclassification, merger of us or any sale, lease or other transfer of all or substantially all of our assets and those of our consolidated subsidiaries) or a series of related transactions or events pursuant to which 50% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration, more than 10% of the value of which (as of the date of consummation) is not common stock, depositary receipts or other securities representing common equity interest that is listed on, or immediately after the transaction or event will be listed on, the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

(2) shares of our common stock (or any other shares of common stock, depositary receipts or other securities representing common equity interests into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) cease to be listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A “market disruption event” means the occurrence or existence for more than one half hour in the aggregate on any scheduled trading day for our common stock (or any other security, cash or other property which the mandatory convertible preferred stock becomes convertible into in connection with any reorganization event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) or quoting, if applicable, in our common stock (or such other property) or in any options, contracts or futures contracts relating to our common stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

A “scheduled trading day” is any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any U.S. national or regional securities exchange or market, a business day.

A “trading day” is any day on which (i) there is no market disruption event and (ii) (x) the New York Stock Exchange is open for trading, or, if our common stock (or any other security, cash or other property which the mandatory convertible preferred stock becomes convertible into in connection with any reorganization event) is not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock (or such other property) is listed is open for trading, (y) if our common stock (or such other property) is not traded on a U.S. national or regional securities exchange but is quoted on the over-the-counter market by Pink OTC Markets Inc. or a similar organization, Pink OTC Markets Inc. or such similar organization, as applicable, is open for quoting or (z) if our common stock (or such other property) is not traded on a U.S. national or regional securities exchange or quoted by Pink OTC Markets Inc. or a similar organization, such day is a business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system or, if applicable, regular quoting on the relevant quotation system.

Conversions

The mandatory convertible preferred stock will automatically convert on October 1, 2012 (the “mandatory conversion date”) on the terms set forth under “—Mandatory Conversion.”

At any time prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option (so long as the conditions described below in “—Conversion at Our Option Upon Certain Reorganization Events” have been satisfied), if applicable, holders will have the option to convert their shares of mandatory convertible preferred stock in whole or in part. Holders that convert at their option at any time prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option (so long as the conditions described below in “—Conversion at Our Option Upon Certain Reorganization Events” have been satisfied), if applicable, other than during the “make-whole conversion period,” will convert on the terms set forth under “—Conversion at the Option of the Holder.” Holders that convert at their option in connection with a “make-whole event” during the applicable “make-whole conversion period” will convert on the terms set forth under “—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount.”

In addition, in the circumstances described in “—Conversion at Our Option Upon Certain Reorganization Events,” we may require the conversion of the mandatory convertible preferred stock at our option on the terms set forth therein, as applicable.

The person or persons entitled to receive the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder or holders of such shares as of 5:00 p.m., New York City time, on the applicable mandatory conversion date, optional conversion date or reorganization event conversion date, as the case may be. Prior to 5:00 p.m., New York City time, on the applicable mandatory conversion date, optional conversion date or reorganization event conversion date, as the case may be, the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

If we declare a dividend on the mandatory convertible preferred stock, and shares are converted after 5:00 p.m., New York City time, on the record date for the dividend, but prior to 9:00 a.m., New York City time, on the payment date for such dividend, holders of record of the mandatory convertible preferred stock at 5:00 p.m., New York City time, on the record date for such dividend will receive such dividend on such dividend payment date notwithstanding the conversion. See “—Dividends.”

If we are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see “Material United States Federal Income Tax Considerations”) and we pay the applicable withholding taxes, we may, at our option, set off any such payment against payments of cash or shares of common stock payable to such holder.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of mandatory convertible preferred stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of mandatory convertible preferred stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more that 4.9% of the shares of our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of mandatory convertible preferred stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares of our common stock as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 4.9% of the shares of our common stock outstanding at such time.

Mandatory Conversion

Shares of mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay to the holders of record on the immediately preceding record date such dividend, as described above under “—Dividends” and “—Method of Payment of Dividends.”

In addition to the shares of our common stock issuable upon such automatic conversion, except as described in the last sentence of the second succeeding paragraph, we will pay holders an amount of cash, stock or a combination thereof (as elected by us) equal to all accumulated and unpaid dividends that have not been declared for all dividend periods up to and including the mandatory conversion date (the “additional amount”). If we elect to pay all or a portion of the additional amount in common stock, we will give the holders of the mandatory convertible preferred stock notice of such election and of the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 25 scheduled trading days prior to the mandatory conversion date.

If we elect to pay the additional amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purposes at 97% of the applicable market value.

Notwithstanding the foregoing, in no event will the number of shares of our common stock we deliver in payment of all or a portion of the additional amount exceed a number equal to the additional amount divided by the floor price. To the extent that the additional amount exceeds the product of the number of additional shares of our common stock delivered in connection with such additional amount and 97% of the applicable market value, we will, if we are legally able to do so, pay such excess amount in cash. To the extent that, on the mandatory conversion date, we are not legally able to pay such excess amounts in cash, no cash payment will be made and our obligation to pay such amounts will be deemed satisfied.

We may not pay any portion of an additional amount on the mandatory convertible preferred stock in shares of our common stock unless the shares of our common stock to be issued and delivered may be publicly resold by holders that are not affiliates of ours without registration under the Securities Act.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date, will, subject to adjustment as described under “—Anti-dilution Adjustments” below, be as follows:

•

if the applicable market value is greater than $            , which we call the “threshold appreciation price,” then the conversion rate will be              shares of our common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to $             (the “initial price,” which equals the closing price of our common stock on September     , 2009), then the conversion rate will be equal to $1,000 divided by the applicable market value, which will be between              shares and              shares of our common stock per share of mandatory convertible preferred stock; or

•

if the applicable market value is less than the initial price, then the conversion rate will be              shares of our common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.

Accordingly, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares of our common stock you receive upon conversion will be:

•	greater than the liquidation preference of the mandatory convertible preferred stock, if the applicable market value is greater than the threshold appreciation price,

•	equal to the liquidation preference, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference, if the applicable market value is less than the initial price.

Conversion at the Option of the Holder

Other than during the make-whole conversion period, holders of the mandatory convertible preferred stock have the right to convert their mandatory convertible preferred stock, in whole or in part, at any time prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option (so long as the conditions described below in “—Conversion at Our Option Upon Certain Reorganization Events” have been satisfied), if applicable, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.

If as of the optional conversion date, we have not declared all or any portion of the accumulated and unpaid dividends for all dividend periods ending prior to such optional conversion date, we will deliver to the converting holder a number of additional shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared (the “early conversion additional amount”), divided by the greater of the floor price and 97% of the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding such optional conversion date (the “early conversion market value”). To the extent that the early conversion additional amount exceeds the product of the number of shares of our common stock delivered in connection with such early conversion additional amount and 97% of the early conversion market value, we will, if we are legally able to do so, pay such excess amount in cash. To the extent that we are not legally able to pay any such excess amount in cash, no cash payment will be made and our obligation to pay such amount will be deemed satisfied.

If you convert your mandatory convertible preferred stock during the period commencing immediately after 5:00 p.m., New York City time, on a record date for a dividend that we have declared, to 9:00 a.m., New York City time, on the payment date for such dividend, we will pay such dividend to the holder of record on that record date and you (whether or not you were the holder of record as of that record date) must pay to the conversion agent an amount in cash equal to such dividend payable on such payment date on the shares of the mandatory convertible preferred stock being converted, except that no such payment shall be required for an optional conversion made during a make-whole conversion period.

Except as described above, upon any optional conversion of our mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends on our mandatory convertible preferred stock.

Conversion Upon Make-Whole Event; Dividend Make-Whole Amount

General.    If a make-whole event occurs prior to the earlier of the mandatory conversion date and the date on which we provide notice of a reorganization event conversion at our option (so long as the conditions described below in “—Conversion at Our Option Upon Certain Reorganization Events” have been satisfied), if applicable, then holders of the mandatory convertible preferred stock will have the right to convert their shares into shares of our common stock at the conversion rate (the “make-whole conversion rate”) specified in the table below. In addition, holders who convert their shares of mandatory convertible preferred stock during the make-whole conversion period will receive an amount of cash, stock or a combination thereof (as elected by us), equal to the “make-whole amount” calculated as set forth below under “—Dividend Make-Whole Amount” on the business day immediately following the applicable optional conversion date (or, if earlier, the mandatory conversion date).

To exercise the right to convert at the make-whole conversion rate and to receive the make-whole amount, holders must submit their shares of the mandatory convertible preferred stock for conversion during the period (the “make-whole conversion period”) beginning on the date such make-whole event occurs or becomes effective (the “make-whole effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 business days after the make-whole effective date (or, if earlier, the mandatory conversion date). Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the make-whole conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the make-whole conversion rate or to receive the make-whole amount.

We will notify holders, to the extent practicable, at least 20 days prior to the anticipated effective date of such make-whole event, of the anticipated effective date of such make-whole event, but in any event not later than two business days after we become aware of the occurrence of such make-whole event, unless we have previously notified our common stockholders of this information. We will not, however, be required to provide such notice at any time the potential make-whole event constitutes confidential information.

Make-Whole Conversion Rate.    The make-whole conversion rate will be determined by reference to the table below and is based on the make-whole effective date and the price (the “make-whole market value”) paid (or deemed paid) per share of our common stock in the make-whole event. If the holders of our common stock receive only cash in the make-whole event (in a single per share amount), the make-whole market value shall be the cash amount paid per share. Otherwise, the make-whole market value shall be the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the make-whole effective date.

The following table sets forth the make-whole conversion rate per share of mandatory convertible preferred stock based on the make-whole market value and make-whole effective date.

Make-whole Effective Date
Make-whole Market Value	September , 2009	April 1, 2010	October 1, 2010	April 1, 2011	October 1, 2011	April 1, 2012	October 1, 2012
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The make-whole market values set forth in the first column of the table (i.e., the row headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted make-whole market values will equal the make-whole market values applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the make-whole market value adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the make-whole conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact make-whole market value and make-whole effective date may not be set forth on the table, in which case:

•

if the make-whole market value is between two prices on the table or the make-whole effective date is between two dates on the table, the make-whole conversion rate will be determined by straight-line interpolation between the make-whole conversion rates set forth for the higher and lower make-whole market values and the two make-whole effective dates, as applicable, based on a 365-day year;

•

if the make-whole market value is in excess of $             per share (subject to adjustment as described above), then the make-whole conversion rate will be the minimum conversion rate, subject to adjustment as set forth under “—Anti-dilution Adjustments;” and

•

if the make-whole market value is less than $             per share (subject to adjustment as described above), then the make-whole conversion rate will be the maximum conversion rate, subject to adjustment as set forth under “—Anti-dilution Adjustments.”

Dividend Make-Whole Amount.    For any shares of mandatory convertible preferred stock that are converted during the make-whole conversion period, in addition to the common stock issued upon conversion, we must pay you an amount (the “make-whole amount”) in cash, except to the extent we elect to make all or any portion of such payment in common stock, equal to the sum of (a) all accrued, accumulated and unpaid dividends on the shares of mandatory convertible preferred stock to be converted as of the applicable make-whole effective date, whether or not declared (including the portion of dividends for the then-current dividend period accrued through such make-whole effective date) and (b) the present value, as of such make-whole effective date, of all remaining dividend payments on the shares of mandatory convertible preferred stock to be converted through, and including, the mandatory conversion date (excluding the portion of dividends for the then-current dividend period accrued through such make-whole effective date), discounted on a quarterly basis assuming a 360-day year consisting of twelve 30-day months at an annual discount rate of     %, which is equal to the annual dividend rate on the mandatory convertible preferred stock; provided that if (a) you convert the mandatory convertible preferred stock during the period commencing immediately after 5:00 p.m., New York City time, on a record date for a dividend that we have declared, to 9:00 a.m., New York City time, on the payment date for such dividend, or (b) the payment date for any dividend occurs during the make-whole conversion period, then, in each case, dividends shall be paid on the related payment date, and the make-whole amount shall be reduced by the amount of the dividends so declared or paid on the shares of mandatory convertible preferred stock converted.

If we elect to pay the make-whole amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purposes at 97% of the make-whole market value.

Notwithstanding the foregoing, in no event will the number of shares of our common stock we deliver in payment of all or a portion of the make-whole amount exceed a number equal to the make-whole amount divided by the floor price. To the extent that the make-whole amount exceeds the product of the number of additional shares of common stock delivered in connection with such make-whole amount and 97% of the make-whole market value, we will, if we are legally able to do so, pay such excess amount in cash. To the extent that, on the applicable optional conversion date, we are not legally able to pay such excess amounts in cash, no cash payment will be made and our obligation to pay such amounts will be deemed satisfied.

Not later than on the second business day immediately following the make-whole effective date, we will notify holders of (i) the make-whole conversion rate, (ii) the make-whole amount (for the purposes of such notice, without giving effect to the proviso to the definition thereof), (iii) the amount of accumulated and unpaid dividends that we have not declared as of the make-whole effective date and (iv) if we elect to pay all or a portion of the make-whole amount in shares of our common stock, the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock.

We may not pay any portion of make-whole amount in shares of our common stock unless the shares of our common stock to be issued and delivered may be publicly resold by holders that are not affiliates of ours without registration under the Securities Act.

Our obligation to deliver shares at the make-whole conversion rate and pay the make-whole amount could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion at Our Option Upon Certain Reorganization Events

If a reorganization event described in the first, second or fourth bullets of the definition thereof as set forth under “—Conversions After Reorganization Events” with a person who is not an affiliate of ours is anticipated to occur in which:

•	we are not the surviving entity; and

•

the shares of our mandatory convertible preferred stock cannot become shares of the surviving entity with, in respect of such surviving entity, the same rights, preferences and voting powers as our mandatory convertible preferred stock, then we may at our option (i) cause the conversion of all, but not less than all, of outstanding shares of our mandatory convertible preferred stock (the “reorganization event conversion”) and (ii) pay a make-whole amount in cash as described below; provided that we will only cause such reorganization event conversion and make such make whole-amount payment if we are legally able to pay in cash out of legally available funds the make-whole amount. The reorganization event conversion will occur on the effective date of such reorganization event (the “reorganization event conversion date”). If we exercise this option, each holder of our mandatory convertible preferred stock will receive (i) reference property at the make-whole conversion rate as if such reorganization event were a make-whole event, with the “make-whole effective date” being the effective date of the reorganization event and the “make-whole market value” being the fair market value of the reference property payable per share in the reorganization event and (ii) an amount of cash equal to the “make-whole amount,” calculated and paid on the same basis as a make-whole amount payment made in connection with a make-whole event; provided that for purposes of calculating the “make-whole amount” an annual discount rate of 2.0% will be used for calculating the present value of all remaining dividend payments on the shares of mandatory convertible preferred stock to be converted through, and including, the mandatory conversion date. In order to exercise our option for a reorganization event conversion, we must provide written notice to the holders not later than 30 days prior to the anticipated effective date of the reorganization event. If we exercise this option for a reorganization event conversion, we will not need to comply with the procedures relating to a make-whole event conversion at the option of a holder as provided for in “—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount.”

Conversion Procedures

Conversions Before the Mandatory Conversion Date.    If you hold shares of mandatory convertible preferred stock in certificated form, to convert such shares before the mandatory conversion date in accordance with “—Conversion at the Option of the Holder” or “—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount” you must:

•	complete and manually sign the conversion notice on the back of the mandatory convertible preferred stock certificate or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the certificates for the shares of mandatory convertible preferred stock to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents to the conversion agent;

•	if required, pay all transfer or similar taxes, if any; and

•	if required, pay funds in the amount specified under “—Conversion at the Option of the Holder.”

If you hold a beneficial interest in a global share of mandatory convertible preferred stock, to convert you must make, if required, payments of transfer or similar taxes and amounts in respect of accrued dividends, and comply with the procedures of DTC for converting a beneficial interest in a global security.

The “optional conversion date” will be the date on which you have satisfied all of the foregoing requirements.

Delivery of Common Stock.    Upon conversion of shares of mandatory convertible preferred stock, we will promptly deliver or cause to be delivered to the converting holder the whole number of shares of our common stock issuable upon conversion of such shares of mandatory convertible preferred stock. If the shares of mandatory convertible preferred stock being converted are held in certificated form, the shares of common stock issuable upon conversion will be issued in certificated form. If the shares of mandatory convertible preferred stock being converted are held as a beneficial interest in a global security issued in the name of a depositary or its nominee, the shares of common stock issuable upon conversion will be delivered through book-entry transfer through the facilities of the depositary, subject to compliance with the depositary’s procedures for converting a beneficial interest in a global security. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of our common stock in a name other than your own.

Fractional Shares.    No fractional shares of our common stock will be issued to holders of our mandatory convertible preferred stock upon conversion, including in connection with any additional amount, early conversion additional amount or make-whole amount. In lieu of any fractional shares of common stock otherwise issuable to a holder upon conversion, that holder will be entitled to receive, at our option, either (i) a number of shares of our common stock rounded up to the next whole number of shares or (ii) an amount in cash (computed to the nearest cent) equal to the product of that same fraction and the closing price of a share of our common stock on the trading day immediately preceding the mandatory conversion date in the event of a mandatory conversion in accordance with “—Mandatory Conversion”, the optional conversion date in the event of an optional conversion in accordance with “—Conversion at the Option of the Holder” or in accordance with “—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount,” or the reorganization event conversion date in the event of reorganization conversion in accordance with “—Conversion at Our Option Upon Certain Reorganization Events.”

For purposes of calculating the number of shares of our common stock that will be issued upon conversion of our mandatory convertible preferred stock, if more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate shall be adjusted from time to time as follows:

(i) If we issue shares of our common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × OS1 / OS0

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate in effect taking such event into account;

OS0	=	the number of shares of our common stock outstanding immediately prior to the effective time of the adjustment relating to such event; and

OS1	=	the number of shares of our common stock outstanding immediately after the effective time of the adjustment relating to such event (giving effect only to such dividend, distribution, share split or share combination, as applicable, as of such effective time).

Any adjustment made pursuant to this paragraph (i) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution or the effective date of such share split or combination, as applicable. If any dividend or distribution of the type described in this paragraph (i) is declared but not so paid or made, or the outstanding shares of our common stock are not split or combined, as the case may be, each new fixed conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such split or combination, to the fixed conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(ii) If we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities entitling them (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of our common stock entitled to receive such rights, warrants, options or other securities) to subscribe for or purchase shares of our common stock, or if we issue to all holders of our common stock securities convertible into our common stock (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of our common stock entitled to receive such convertible securities), in either case at an exercise price per share of our common stock or a conversion price per share of our common stock less than the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such issuance, each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate in effect taking such event into account;

OS0	=	the number of shares of our common stock outstanding immediately prior to the effective time of the adjustment relating to such event;

X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, convertible securities or other securities; and

Y	=	the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, convertible securities or other securities and (B) the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such issuance.

Any adjustment made pursuant to this paragraph (ii) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such rights, warrants, options, convertible securities or other securities. For purposes of this paragraph (ii), in determining whether any rights, warrants, options, convertible securities or other securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable average of the closing prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, convertible securities or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors in good faith. If any rights, warrants, options, convertible securities or other securities described in this paragraph (ii) are not so issued, the fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, warrants, options, convertible securities or other securities, to the fixed conversion rate that would then be in effect if such issuance had not been declared. If any rights, warrants, options, convertible securities or other securities described in this paragraph (ii) are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new fixed conversion rate shall be readjusted to the fixed conversion rate that would then be in effect if the adjustments made upon the issuance of such right, warrant, option, convertible security or other securities had been made on the basis of the delivery of only the number of shares of our common stock actually delivered.

(iii) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

(A)	dividends, distributions, rights, warrants, options, convertible securities or other securities as to which an adjustment was effected pursuant to paragraph (i) or (ii) above,

(B)	dividends or distributions paid exclusively in cash, and

(C)	spin-offs described below in this paragraph (iii),

then each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0 / (SP0 – FMV)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate taking such event into account;

SP0	=	the average of the closing prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors in good faith) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the ex-dividend date for such distribution.

An adjustment to each fixed conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution.

If we distribute to all holders of our common stock shares of capital stock of any class or series, and such shares of capital stock are listed for trading on a U.S. national securities exchange, or similar equity interest, of or relating to a subsidiary or other business unit of ours, and such shares of capital stock are listed for trading on a U.S. national securities exchange (a “spin-off”), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (FMV0 + MP0) / MP0

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate taking such event into account;

FMV0	=	the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading day period commencing on, and including, the first trading day following the effective date of such spin-off (such period, the “valuation period”); and

MP0	=	the average of the closing prices of our common stock over the valuation period.

If the application of the foregoing formula would result in a decrease in a fixed conversion rate, no adjustment to such fixed conversion rate will be made. An adjustment to each fixed conversion rate made pursuant to this paragraph will occur on the final trading day of the valuation period; provided that in respect of any conversion within the ten consecutive trading days immediately following the date of the spin-off, references with respect to the spin-off to “ten consecutive trading day period” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the mandatory conversion date, optional conversion date or reorganization event conversion date, as applicable, in determining the applicable fixed conversion rate.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, each new fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock (other than (i) in connection with our liquidation, dissolution or winding up or (ii) payments described in paragraph (v) with respect to tender or exchange offers to the extent characterized as a dividend or distribution), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0 / (SP0 – C)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate taking such event into account;

SP0	=	the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share that we distribute to holders of our common stock.

An adjustment to each fixed conversion rate made pursuant to this paragraph (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, each new fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than a tender offer solely to holders of fewer than 100 shares of our common stock), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing prices of our common stock over the ten consecutive trading day period commencing on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the adjustment relating to such event;

CR1	=	the new fixed conversion rate taking such event into account;

AC	=	the fair market value (as determined by our board of directors in good faith), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares accepted for purchase or exchange in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP1	=	the average of the closing prices of our common stock over the ten consecutive trading day period commencing on the trading day next succeeding the expiration date (such period, the “tender offer valuation period”).

If the application of the foregoing formula would result in a decrease in a fixed conversion rate, no adjustment to such fixed conversion rate will be made. Any adjustment to a fixed conversion rate made pursuant to this paragraph (v) shall become effective immediately after 5:00 p.m., New York City time, on the final trading day of the tender offer valuation period; provided that in respect of any conversion within the ten consecutive trading days next succeeding the expiration date, references with respect to “ten consecutive trading day period” shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date and the mandatory conversion date, optional conversion date or reorganization event conversion date, as applicable, in determining the applicable fixed conversion rate.

If we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase, or all such purchases are rescinded, then each new fixed conversation rate shall be readjusted to be the fixed conversion rate that would then be in effect if such tender or exchange offer had not been made.

If we have in effect a rights plan while any shares of mandatory convertible preferred stock remain outstanding, holders of mandatory convertible preferred stock will receive, upon a conversion of mandatory convertible preferred stock, in addition to shares of our common stock, the rights under the rights plan unless, prior to the applicable mandatory conversion date, optional conversion date or reorganization event conversion date, as the case may be, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case each fixed conversion rate will be increased at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in paragraph (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

No adjustment to the conversion rate need be made if holders of the mandatory convertible preferred stock may participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis and without converting their mandatory convertible preferred stock.

The fixed conversion rates will not be adjusted as a result of any transaction or event except as specified in paragraphs (i) through (v) above. Without limiting the foregoing, the fixed conversion rates will not generally be adjusted for:

•	the issuance of shares of our common stock for cash or in connection with acquisitions or other transactions, including in exchange for other securities;

•

the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee agreement or arrangement of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the original issue date;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	a tender offer solely to holders of fewer than 100 shares of our common stock.

No adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of a fixed conversion rate. If the adjustment is not made because the adjustment does not change a fixed conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of mandatory convertible preferred stock.

For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Consequences.”

In addition, we may (but are not required to) make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, promptly after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver to the conversion agent a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the mandatory conversion date. Because (a) the applicable market value is an average of the closing prices of our common stock over a 20 consecutive trading day period, (b) the early conversion market value is an average of the closing prices of our common stock over a 20 consecutive trading day period, (c) the average price is an average of the closing prices of our common stock over a five consecutive trading day period and (d) unless the holders of our common stock receive only cash in the make-whole event (in a single per share amount) the make-whole market value is an average of the closing prices over a 10 consecutive trading day period, we will make appropriate adjustments to the closing prices prior to the relevant record date, effective date or expiration date, as the case may be, used to calculate the applicable market value, the early conversion market value, the average price or the make-whole market value, as the case may be, to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates that become effective during the period in which the applicable market value, the early conversion market value, the average price or the make-whole market value, as the case may be, is being calculated.

Because (a) the period in which the applicable market value is calculated ends on the third trading day immediately preceding the mandatory conversion date, (b) the period in which the early conversion market value is calculated ends on the third trading day immediately preceding the applicable optional conversion date and (c) the period in which the average price is calculated ends on the second trading day immediately preceding the payment date for the relevant dividend, we will deem holders of the mandatory convertible preferred stock to be holders of record of our common stock on the applicable adjustment date (as defined below), solely to the extent that they will receive shares of our common stock upon mandatory conversion, optional conversion or the payment of a dividend, as applicable, and solely to the extent necessary to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates that become effective (each such effective date, an “adjustment date”):

•	after the period in which the applicable market value is calculated but before the mandatory conversion date,

•	after the period in which the early conversion market value is calculated but before the applicable optional conversion date, or

•	after the period in which the average price is calculated but before the payment date for a dividend to be paid,

as applicable.

In each such case, the holders of our mandatory convertible preferred stock will receive the dividend or distribution on our common stock, or additional shares issued upon a stock split, together with any shares of our common stock that they would otherwise receive upon mandatory conversion, optional conversion, or the payment of the relevant dividend; provided, however, that the number of shares received would be decreased upon an adjustment date associated with a share combination as described in paragraph (i) above.

If we are required to withhold on constructive distributions to a holder (see “Material United States Federal Income Tax Considerations”) and we pay the applicable withholding taxes, we may, at our option, set off any such payment against payments of cash or shares of common stock payable to such holder.

Conversions After Reorganization Events

Subject to our right to convert the mandatory convertible preferred stock at our option as described under “—Conversion at Our Option Upon Certain Reorganization Events,” in the event of:

•

any consolidation, merger or combination of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition covered by the first bullet above),

in each case where shares of our common stock are exchanged for, or converted into, stock, securities, property or assets (including cash or any combination thereof) (a “reorganization event”) each share of mandatory convertible preferred stock outstanding immediately prior to such event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such reorganization event (the “reference property”). For purposes of the foregoing, the type and amount of consideration that a holder of mandatory convertible preferred stock would have been entitled to receive as a holder of our common stock in the case of any event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be (i) if holders of the majority of shares of our common stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if the holders of a majority of the shares of our common stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders. In such event, on the applicable mandatory conversion date, optional conversion date or reorganization event conversion date, as applicable, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one share of mandatory convertible preferred stock would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). The number of units of reference property to be delivered upon conversion will be based on the applicable conversion rate in connection with any such conversion.

The applicable conversion rate, in the case of mandatory conversion, shall be determined using the applicable market value of the reference property. Holders have the right to convert their shares of mandatory convertible preferred stock and to receive additional shares of our common stock in the event of certain make-whole events as described above under “—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount.”

Reservation of Common Stock

We will at all times reserve and keep available out of the authorized and unissued common stock, free from preemptive rights, or shares of our common stock held in treasury by us, free of all liens, charges, security interests and encumbrances, solely for issuance upon the conversion of the mandatory convertible preferred stock, that number of shares of our common stock as shall from time to time be issuable upon the conversion of all shares of mandatory convertible preferred stock then outstanding.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

The Bank of New York Mellon will serve as transfer agent, registrar and conversion and dividend disbursing agent for our mandatory convertible preferred stock.

Book-Entry, Delivery and Form

The mandatory convertible preferred stock will be issued in global form. DTC or its nominee will be the sole registered holder of the mandatory convertible preferred stock. Ownership of beneficial interests in the mandatory convertible preferred stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the mandatory convertible preferred stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the mandatory convertible preferred stock, DTC or such nominee, as the case may be, will be considered the sole holder of the mandatory convertible preferred stock represented by such global certificate for all purposes under the certificate of designation. No beneficial owner of an interest in the mandatory convertible preferred stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designation.

Payments of dividends on the global certificate representing the mandatory convertible preferred stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of Tenet, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the mandatory convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the mandatory convertible preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate representing the mandatory convertible preferred stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the mandatory convertible preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Tenet, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the mandatory convertible preferred stock in global form and a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in the mandatory convertible preferred stock in global form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designation. Beneficial interests in mandatory convertible preferred stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences to you of the acquisition, ownership and disposition of our mandatory convertible preferred stock issued pursuant to this offering and our common stock into which it may be converted. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our mandatory convertible preferred stock or common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase our mandatory convertible preferred stock issued pursuant to this offering and who hold our mandatory convertible preferred stock and common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. stockholders (as defined below) whose functional currency is not the United States dollar.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK OR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. stockholder” is any beneficial owner of our mandatory convertible preferred stock or common stock who, for United States federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. stockholder” is any beneficial owner of our mandatory convertible preferred stock or common stock that is not a “U.S. stockholder.”

Taxation of U.S. Stockholders

Distributions Generally.    If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. Dividends paid to non-corporate U.S. stockholders in taxable years beginning before January 1, 2011 generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the mandatory convertible preferred stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the mandatory convertible preferred stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for United States federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. stockholder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a stockholder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. stockholder (because such U.S. stockholder failed to establish an exemption from backup withholding), we may, at our option, set off such payments against shares of common stock payable to such holder or current or subsequent payments of cash.

Extraordinary Dividends.    Dividends that exceed certain thresholds in relation to a U.S. stockholder’s tax basis in the mandatory convertible preferred stock or common stock could be characterized as “extraordinary dividends” under the Internal Revenue Code. Corporate U.S. stockholders that have held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receive an extraordinary dividend will generally be required to reduce such holder’s tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. stockholder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below. Non-corporate U.S. stockholders that receive an extraordinary dividend in taxable years beginning before January 1, 2011 will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. stockholder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”

Adjustments to Conversion Rate.    The conversion rate of our mandatory convertible preferred stock is subject to adjustment under specified circumstances. In such circumstances, U.S. stockholders who hold our mandatory convertible preferred stock may be deemed to have received a distribution if the adjustment has the effect of increasing a shareholder’s proportionate interest in our assets or earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution to U.S. stockholders who hold our mandatory convertible preferred stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of mandatory convertible preferred stock will be deemed to have received constructive distributions from us, even though such stockholder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.” It is not clear whether constructive distributions deemed paid to a non-corporate U.S. stockholder would be eligible for the preferred rate of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constrictive distributions. Because constructive distributions deemed received by a U.S. stockholder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. stockholder (because such U.S. stockholder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash or shares of common stock payable to such U.S. stockholder.

In addition, the failure to make certain adjustments on the mandatory convertible preferred stock may cause a holder of our common stock to be deemed to have received constructive distributions from us, even though such stockholder has not received any cash or property as a result of such adjustments. Such stockholder would be subject to the rules discussed in the immediately preceding paragraph.

Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock.    If a U.S. stockholder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the mandatory convertible preferred stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock.    A U.S. stockholder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under “—Distributions Generally.”

For the avoidance of doubt, the term “dividends in arrears” does not include dividends paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. stockholder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted mandatory convertible preferred stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash and by the portion of any dividends in arrears treated as a return of capital (see “—Distributions Generally”)).

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the mandatory convertible preferred stock for more than one year at the time of conversion.

In the event a U.S. stockholder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of a portion of the then-current dividend period or the net present value of future dividends (see “Description of the Mandatory Convertible Preferred Stock—Conversion Upon Make-Whole Event; Dividend Make-Whole Amount”), the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. stockholder converts its mandatory convertible preferred stock and we choose to pay such stockholder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by a U.S. stockholder upon conversion of the mandatory convertible preferred stock into common stock and should be taxable to the extent of any gain realized by the U.S. stockholder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to a portion of the then-current dividend period or future dividends over the U.S. stockholder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such holder’s equity interest in us, as determined for United States federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a non-U.S. stockholder, the excess amount would not be taxable to such U.S. stockholder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. stockholder converts its mandatory convertible preferred stock and we pay such stockholder common stock in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. stockholders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under”—Distributions Generally.”

In the event a U.S. Stockholder’s mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Stockholders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. stockholder (because such U.S. stockholder failed to establish an exemption from backup withholding), we may, at our option, set off such payments against shares of common stock payable to such holder or current or subsequent payments of cash.

Backup Withholding and Information Reporting.    We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Stockholders

Distributions Generally.    Distributions that are treated as dividends (see “—Taxation of U.S. Stockholders—Distributions Generally,” “—Adjustments to Conversion Rate,” and “Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. stockholder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. stockholders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. stockholder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States), the non-U.S. stockholder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. stockholder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. stockholder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. stockholder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. stockholders should consult any applicable income tax treaties that may provide for different rules.

In general, the rules applicable to distributions to non-U.S. stockholders discussed above are also applicable to deemed distributions to non-U.S. stockholders resulting from adjustments to the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See “—Taxation of Taxable U.S. Stockholders—Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we will withhold the United States federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. stockholder.

Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.    A non-U.S. stockholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock, unless:

•

the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States;

•	the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock or mandatory convertible preferred stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, within the meaning of the “Foreign Investment in Real Property Tax Act,” or FIRPTA, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. stockholder’s holding period for our common stock or mandatory convertible preferred stock.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. stockholder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. stockholders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of our common stock or mandatory convertible preferred stock will not be subject to tax under FIRPTA as a sale of a USRPI if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. stockholder’s holding period for such stock. Our common stock currently is “regularly traded” on an established securities market, although we cannot guarantee that it will be so traded in the future. Although not free from doubt, we anticipate that our mandatory convertible preferred stock will be “regularly traded” on an established securities market. However, even if our mandatory convertible preferred stock is not so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. stockholder will not be subject to United States taxation as a sale of a USRPI, if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. stockholder has not, at the time it acquires the mandatory convertible preferred stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Conversion of Mandatory Convertible Preferred Stock into Common Stock.    Except as provided below, and assuming the mandatory convertible preferred stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. stockholder’s holding period for our mandatory convertible preferred stock, such stockholder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under “Taxation of U.S. Stockholders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “—Distributions Generally.” A non-U.S. stockholder may recognize capital gain or dividend income when the holder receives cash attributable to a portion of the then-current dividend period or the net present value of future dividends, as described above under “Taxation of U.S. Stockholders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “—Distributions Generally.”

Backup Withholding Tax and Information Reporting.    We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such stockholder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. stockholder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. stockholder of our mandatory convertible preferred stock or common stock provided the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our mandatory convertible preferred stock indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Barclays Capital Inc.
Moelis & Company LLC
Wells Fargo Securities, LLC

Total	300,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our mandatory convertible preferred stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 45,000 shares of our mandatory convertible preferred stock from us. They may exercise that option for 30 days from the date of the final prospectus supplement. If any shares of our mandatory convertible preferred stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 45,000 additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of our mandatory convertible preferred stock sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial price to the public. If all the shares are not sold at the initial price to the public, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any of the securities that are substantially similar to our mandatory convertible preferred stock or our common stock, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any substantially similar securities, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of the final prospectus supplement, except (i) with the prior written consent of the representative, (ii) pursuant to our employee stock purchase plan, as the same may be amended, (iii) pursuant to other employee stock incentive plans or stock option plans existing on the date of the final prospectus supplement, or (iv) upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the final prospectus supplement.

Our executive officers and directors have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or any options or warrants to purchase our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period ending on the date 60 days after the date of the final prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to transfers (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by such agreement, (ii) to any trust for the direct or indirect benefit of such executive officer or director or the immediate family of such executive officer or director, provided that the trustee of such trust agrees to be bound by such agreement, and provided further that any such transfer shall not involve a disposition for value or (iii) to us or sales upon the exercise of options to purchase our common stock or the vesting, delivery or settlement of restricted shares, restricted stock units or other awards to provide for any withholding taxes on the exercise, vesting, delivery or settlement thereof or to pay the exercise price thereof, in each case pursuant to our employee stock incentive plans, stock option plans or stock purchase plans.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our mandatory convertible preferred stock, including purchases and sales of shares of our mandatory convertible preferred stock or our common stock in the open market. These transactions in our mandatory convertible preferred stock or our common stock may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of our mandatory convertible preferred stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of our mandatory convertible preferred stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing our mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our mandatory convertible preferred stock or our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our mandatory convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our mandatory convertible preferred stock. As a result, the price of our mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE (in the case of transactions in our common stock), in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $1,000,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, affiliates of certain of the underwriters are lenders under our credit facility.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Tenet; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of our mandatory convertible preferred stock being offered by us will be passed upon by Woodburn and Wedge, Reno, Nevada. Certain legal matters will be passed upon for us by Gary Ruff, our General Counsel, and Latham & Watkins LLP, Los Angeles, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. As of September 18, 2009, Mr. Ruff had outstanding options to purchase 482,071 shares of our common stock and 13,401 restricted units, payable at vesting in shares of our common stock, pursuant to our 2001 Stock Incentive Plan and our 2008 Stock Incentive Plan.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” certain information in this prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede previously filed information and the information contained in this prospectus supplement. Any statement contained in or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a document subsequently incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (except for Item 6, Item 7 and Item 8 of Part II thereof, which have been reclassified as set forth in our Current Report on Form 8-K filed with the SEC on August 4, 2009);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•

our Current Reports on Form 8-K filed with the SEC in 2009 on January 22 (dated January 21, 2009 and relating to Items 8.01 and 9.01, which report was subsequently updated by the Current Report on Form 8-K filed with the SEC on August 4, 2009, as described above), January 23, February 10, March 5, March 13, April 23, May 13 (which report was subsequently updated by the Current Report on Form 8-K filed with the SEC on August 4, 2009, as described above), May 14, May 21, June 16 and August 4 (dated August 4, 2009 and relating to Items 8.01 and 9.01);

•

the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on July 13, 1976 (superseded by the description of our common stock set forth in our registration statement on Form S-3 filed with the SEC on July 17, 2009); and

•

all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) on or after the date of this prospectus supplement and until we sell all of the securities offered by this prospectus supplement.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing to us or telephoning us at the address and telephone number set forth below:

Tenet Healthcare Corporation

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

Attention: Corporate Secretary

PROSPECTUS

Tenet Healthcare Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using an “automatic shelf” registration process. This means:

•

we may offer and sell common stock, preferred stock, debt securities, warrants, purchase contracts or units in any combination from time to time in one offering or multiple offerings (and the preferred stock, debt securities, warrants, purchase contracts and units may be convertible into or exercisable or exchangeable for common stock, preferred stock or other securities);

•	we will provide a prospectus supplement each time we offer and issue securities using this prospectus; and

•	the applicable prospectus supplement will provide specific information about the terms of the securities offered under it and also may add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. We refer you to “Risk Factors” on page 1 of this prospectus and any similar section contained in the applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities.

The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Our common stock trades on the New York Stock Exchange under the symbol “THC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended). By using a shelf registration statement, we may sell any amount and combination of the securities described in this prospectus in any combination from time to time in one offering or multiple offerings. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering and the securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, as well as any free writing prospectus or pricing supplement prepared by us or on our behalf, together with the documents we have incorporated by reference in this prospectus described under the heading “Incorporation by Reference” and the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in the accompanying prospectus supplement or in any free writing prospectus or pricing supplement we file with the SEC, in addition to the information contained in the documents we refer to under the heading “Incorporation by Reference.” We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the respective date on its cover page. Our business, financial condition, results of operations, liquidity and prospects may have subsequently changed.

References in this prospectus to “Tenet,” “we,” “us” and “our” are to Tenet Healthcare Corporation, a Nevada corporation, and its consolidated subsidiaries unless the context otherwise requires.

THE COMPANY

Tenet Healthcare Corporation is an investor-owned health care services company whose subsidiaries and affiliates principally operate general hospitals and related health care facilities. All of Tenet’s operations are conducted through its subsidiaries. Additional information about the company can be found on our website at www.tenethealth.com. Information on our website is not incorporated by reference into this prospectus or our other securities filings and is not a part of this prospectus.

We were incorporated in the state of Nevada in 1975. Our principal executive offices are located at 13737 Noel Road, Dallas, Texas 75240, and our telephone number at that address is (469) 893-2200.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any such securities. If one or more of the events discussed in these risks factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical or present facts, that address activities, events, outcomes, business strategies and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements represent management’s current belief, based on currently available information, as to the outcome and timing of future events. They involve known and unknown risks, uncertainties and other factors—many of which we are unable to predict or control—that may cause our actual results, performance or achievements, or health care industry results, to be materially different from those expressed or implied by forward-looking statements. When considering forward-looking statements, a reader should keep in mind the risk factors and other cautionary statements included or incorporated by reference in this prospectus and the applicable prospectus supplement. These risks and uncertainties are discussed in detail in Item 1A – Risk Factors, Item 1 – Business, and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K and elsewhere in other reports we file with the SEC, which are incorporated by reference herein. You may obtain copies of these documents as described under “Where You Can Find More Information” below. Should one or more risks and uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and, therefore, disclaim any resulting liability for potentially related damages. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred dividends for each of the periods indicated.

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions)
Income (loss) from continuing operations, before income taxes	$(1,487)	$(377)	$(1,106)	$(112)	$43	$(22)	$199
Less:
Equity in earnings of affiliates	12	10	6	20	13	3	1
Add:
Cash dividends received	5	4	4	3	3	1	—
Interest portion of rent expense	42	40	41	42	44	11	12
Interest expense	333	403	408	419	418	104	110
Amortization of capitalized interest	7	7	8	7	8	2	2

Earnings (loss), as adjusted	$(1,112)	$67	$(651)	$339	$503	$93	$322

	Years Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions)

Fixed charges

Interest expense	333	403	408	419	418	104	110
Capitalized interest	11	12	15	11	10	4	2
Interest portion of rent expense	42	40	41	42	44	11	12

Total fixed charges	$386	$455	$464	$472	$472	$119	$124

Ratio of earnings to fixed charges(1)	—	—	—	—	1.1x	—	2.6x

Ratio of earnings to combined fixed charges and preferred dividends(2)	—	—	—	—	1.1x	—	2.6x

Deficiency(3)	$1,498	$388	$1,115	$133	$—	$26	$—

(1)	As defined by Item 503(d) of Regulation S-K.
(2)	For the periods reflected in the table above, we had no preferred securities outstanding and thus paid no preferred dividends.
(3)	Deficiency represents the amount by which earnings were insufficient to cover fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for such purposes in cash and cash equivalents or short-term investments.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings and in any combination, the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts to purchase common stock or preferred stock; and

•	units.

A general description of each of our common stock and preferred stock is provided below. A description of the specific terms of any preferred stock, debt securities, warrants, purchase contracts and units that may be offered under this prospectus will be set forth in the applicable prospectus supplement relating to those securities. The terms of the offering of the securities, the initial offering price and the net proceeds to us will also be contained in the applicable prospectus supplement and other offering materials, if any, relating to such offer. Such prospectus supplement may also add, update or change information contained in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Restated Bylaws, each of which is an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 1,050,000,000 shares of common stock, $0.05 par value, under our Amended and Restated Articles of Incorporation.

Article II of our Restated Bylaws provides that holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of common stock are not entitled to cumulative voting rights. Article VIII of our Amended and Restated Articles of Incorporation provides that the affirmative vote of a majority of the holders of all outstanding shares, voting together and not by class, shall be required to approve any merger or consolidation or the sale of substantially all of our assets.

Outstanding shares of common stock are not subject to redemption and are nonassessable. From time to time, the Board of Directors may declare, and Tenet may pay, dividends or other distributions on outstanding shares from funds legally available therefor, subject to any contractual restriction to which Tenet is then subject. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in the assets of our company, if any, remaining after the payment of all debts and liabilities of our company and the liquidation preference of any outstanding preferred stock. The holders of common stock do not have any conversion or subscription rights, and their preemptive rights are limited as provided under Nevada law. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future.

Our common stock trades on the New York Stock Exchange under the symbol “THC.” Our transfer agent and registrar is The Bank of New York Mellon.

Preferred Stock

We are authorized to issue up to 2,500,000 shares of preferred stock, $0.15 par value, under our Amended and Restated Articles of Incorporation.

Preferred stock may be issued and reissued from time to time in one or more series. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including, without limitation, sinking fund provisions and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters with respect to any wholly unissued series of preferred stock, including the authority (a) to determine the number of shares constituting any such series and the designation thereof, and (b) to increase the number of shares of any series at any time. In the event outstanding shares of any series of preferred stock are reacquired or are not issued, such shares may be designated or redesignated and altered, and issued or reissued by the Board of Directors. The Board of Directors also has such other authority with respect to shares of preferred stock that may be reserved to the Board of Directors by law.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	to or through one or more underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and any compensation they will receive from us, in the applicable prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions or forward sale agreements on the securities with third parties. In such event, we may pledge the securities underlying such transactions to the counterparties under such agreements to secure our or their delivery obligations. The counterparties or third parties may also borrow securities from us or third parties and sell such securities in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we may deliver the securities to the counterparties that, in turn, the counterparties may deliver to us or third parties to close out the open borrowings of the securities. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

VALIDITY OF THE SECURITIES

Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and, with respect to matters of Nevada law, by Woodburn and Wedge, Reno, Nevada.

In connection with particular offerings of the securities in the future, certain legal matters with respect to those securities may be passed upon for us by Latham & Watkins LLP, our General Counsel, or such other counsel as may be specified in a prospectus supplement.

EXPERTS

The consolidated financial statements of Tenet Healthcare Corporation and subsidiaries as of and for the years ended December 31, 2008 and 2007 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to Tenet’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” effective January 1, 2007, and Tenet’s retrospective adjustment for the adoption of Financial Accounting Standards Board Statement No. 160,

“Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, upon the authority of said firm as an expert in accounting and auditing.

The consolidated statements of operations, other comprehensive income (loss), changes in equity and cash flows of Tenet Healthcare Corporation and subsidiaries for the year ended December 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing. Such report refers to a change in Tenet’s method of accounting for noncontrolling interests in 2009 retrospective to all years presented due to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The documents we file electronically with the SEC, including the exhibits and schedules thereto, are available to you at the SEC’s web site at http://www.sec.gov. The documents we file with the SEC may also be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room mentioned above, as well as through the SEC’s website.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede previously filed information and the information contained in this prospectus. Any statement contained in or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a document subsequently incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (except for Item 6, Item 7 and Item 8 of Part II thereof, which have been reclassified as set forth in our Current Report on Form 8-K filed with the SEC on May 13, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•

our Current Reports on Form 8-K filed with the SEC in 2009 on January 22 (dated January 21, 2009 and relating to Items 8.01 and 9.01, which report was subsequently updated by the Current Report on Form 8-K filed with the SEC on May 13, 2009, as described above), January 23, February 10, March 5, March 13, April 23, May 13, May 14, May 21 and June 16; and

•

all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) on or after the date of this prospectus and until we sell all of the securities covered by the registration statement of which this prospectus is a part.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below:

Tenet Healthcare Corporation

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

Attention: Corporate Secretary

300,000 Shares

Tenet Healthcare Corporation

    % Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Barclays Capital

Moelis & Company

Wells Fargo Securities